Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of the 3rd day of March, 2017, by and between Interface, Inc. (“Interface”), a Georgia corporation; and Daniel T. Hendrix, a resident of Atlanta, Georgia (“Hendrix”).

STATEMENT OF BACKGROUND

A.

Interface has employed Hendrix as its Chief Executive Officer since 2001, all pursuant to the terms of written employment agreements, the most recent being the Amended and Restated Employment and Change in Control Agreement dated as of January 1, 2008 (the “2008 Agreement”).

B.	Hendrix also serves as the Chairman of the Board of Directors of Interface (the “Board”).

C.

Hendrix has announced his intent to retire from his role as Interface’s Chief Executive Officer as of March 3, 2017, but has agreed (i) to continue to provide services to Interface as an employee following his retirement as Chief Executive Officer; and (ii) to remain on the Board and serve as its Chairman following his retirement, subject to his being elected as a director of the Company at each applicable meeting of shareholders throughout the term of this Agreement and elected to continue as Chairman by the Board.

D.

Hendrix has excelled in the performance of his responsibilities as Interface’s Chief Executive Officer, and the Board believes that retaining the benefits of his business experience; his knowledge of Interface and its industry; and his relationships with Interface’s shareholders, creditors, investment community, regulatory and governmental authorities and other constituents, are of material importance to Interface and its shareholders.

E.

Interface wishes to retain Hendrix as an employee for the period beginning on March 3, 2017 (the Effective Date), and ending on November 6, 2019, the date Hendrix attains age 65; and Hendrix wishes to remain employed by Interface during such period.

F.

To that end, the parties agree that the terms and conditions of this Agreement shall govern Hendrix’s employment by Interface for the purposes described herein beginning on the Effective Date, and that on and after the Effective Date this Agreement shall provide the sole terms with respect to the employment, compensation and benefits of Hendrix; and the 2008 Agreement and all prior agreements among the parties regarding these matters shall be of no effect.

STATEMENT OF AGREEMENT

In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the sufficiency of which hereby is acknowledged, Interface and Hendrix agree as follows:

1.            Employment Status. From and after the Effective Date, Interface agrees to employ Hendrix and Hendrix agrees to serve as an employee of Interface, with the duties and responsibilities, and pursuant to the terms, set forth in this Agreement.

2.         Term. Unless terminated sooner pursuant to the terms of Section 5, the term of Hendrix’s employment under this Agreement will be for a term commencing as of the Effective Date and terminating on November 6, 2019 (the “Term”).

3.             Duties and Authority.

(a)          Responsibilities. During the Term, Hendrix’s duties and responsibilities will primarily consist of (i) advising the person serving in the role of Interface’s Chief Executive Officer, (ii) serving as liaison between Interface management and the Board, (ii) providing policy level consultation to Interface management, (iv) making appearances and speeches regarding Interface and its sustainability mission, (v) performing miscellaneous investor and government relations activities from time to time, and (vi) performing such duties as are set forth in the Interface By-Laws with respect to his position. In addition, during the Term, Hendrix shall serve as non-executive Chairman of the Board and, as such, shall be considered a non-executive officer of Interface. Hendrix’s duties and responsibilities will also include such other or additional duties as may from time to time be assigned to him by the Board or any duly authorized committee thereof. Hendrix will obey the lawful directions of the Board and any duly authorized committee thereof, and will use his best efforts to promote the interests of Interface and to maintain and promote the reputation thereof.

(b)          Time Commitment. Interface and Hendrix reasonably anticipate that, as of the Effective Date and during the Term, Hendrix’s level of bona fide services (i) will decrease to 49% or less of the average level of bona fide services that he performed over the immediately preceding 36-month period (the “Average Trailing 36-Month Level”), but (ii) will remain at a level that is more than 20% of the Average Trailing 36-Month Level. During the Term, Interface and Hendrix will continue to monitor his anticipated level of bona fide services to determine whether, at any time, such anticipated level decreases to 20% or less of the Average Trailing 36-Month Level.

(c)          Standards. While employed hereunder, Hendrix will devote his best efforts, skills and attention to the affairs of Interface in order that he will faithfully perform his duties and obligations hereunder. Hendrix will fulfill his duties and responsibilities as described in this section in a reasonable and appropriate manner in light of the policies and practices of Interface and applicable laws and regulations. Hendrix will observe and fulfill proper standards of responsibility attendant upon his service and role.

(d)         Avoidance of Conflicts. During the Term, Hendrix will not engage in any outside business or other activity detrimental to, or competitive with, the interests of Interface, but otherwise may (i) engage in other businesses or activities, (ii) make personal, passive investments of his own funds, (iii) participate in customary civic and charitable activities, and (iv) serve on the boards of directors of other public or private companies. Notwithstanding the foregoing, Hendrix may not have any financial interest in any competitor of Interface; provided, Hendrix may have such investments in his personal investment portfolio as long as he is the registered owner of less than 2 percent of the outstanding stock or securities of any such competitor of Interface, and such stock or securities are registered and publicly traded on a national stock exchange of any country.

(e)           Location. The parties agree that during the Term, Hendrix will be based in Atlanta, Georgia, and may only be reassigned to another location that is mutually acceptable to Interface and Hendrix.

4.         Compensation and Benefits. Subject to the terms of this Agreement, Interface will pay Hendrix, and Hendrix accepts as full compensation for all services to be rendered to Interface pursuant to this Agreement, the compensation and benefits described in this section below.

(a)          Annual Base Salary. During the month of March 2017, Hendrix will continue to receive the same level of base salary as was in effect on March 1, 2017. Effective as of April 1, 2017, Hendrix’s base salary (“Annual Base Salary”) as of the Effective Date will be at the rate of (i) $240,000 per year. Such base salary shall be payable in accordance with Interface’s standard payroll practices and policies, subject to such withholdings as required by law or as otherwise permissible under such practices or policies of Interface. The Compensation Committee of the Board (the “Compensation Committee”) may, but is not required to, review Hendrix’s Annual Base Salary from time to time during the Term, with a view to ascertaining the adequacy or appropriateness thereof, and the Compensation Committee may increase Hendrix’s Annual Base Salary from time to time if, in the opinion of the Compensation Committee, such an increase is justified. During the Term, Hendrix shall not be entitled to receive any annual or quarterly cash retainers, meeting fees, or other director compensation, available to other directors serving on the Board.

(b)          Bonuses and Other Incentive Compensation. Effective April 1, 2017, Hendrix will not be entitled to participate in short-term annual incentive programs applicable to Interface’s other employees and will not be eligible to receive any other cash bonuses under any other incentive or other compensation plans or arrangements of Interface. Notwithstanding the foregoing, Hendrix will be entitled to receive a prorated portion (i.e., 25%) of the 2017 annual incentive plan award that he would have received if he had remained employed as Chief Executive Officer and eligible for annual incentive plan for all of 2017; provided, the amount of such award payment will be subject to the achievement of Interface 2017 performance objectives.

(c)           Equity Compensation. Hendrix will retain the equity awards granted to him before the Effective Date pursuant to their terms, but will not be eligible to receive any other equity awards during the Term.

(d)          401(k) Plan. As long as he remains employed, Hendrix will be eligible to participate in 401(k) plan that is maintained by Interface for its active employees generally.

(e)           Group Medical Plan.

(i)          Coverage under Interface Group Medical Plan. Hendrix and his spouse will also remain eligible to participate in the group medical plan maintained by Interface for its active employees generally, all in accordance with and subject to the terms and conditions of such plan.

(ii)          Coverage Through End of Term. If Hendrix and his spouse remain eligible for the Interface group medical plan through the end of the Term, then Hendrix shall apply for Medicare no later than the first day of the calendar month in which he will attain age 65, which will allow Hendrix and his spouse to be eligible for continued coverage under COBRA after the term for 18 and 36 months, respectively.

(iii)          Coverage Ends Before the End of the Term. If for any reason during the Term Hendrix and his spouse do not remain eligible for the Interface group medical plan, Hendrix shall be allowed to elect continued coverage under COBRA for himself and his spouse, with Hendrix paying (on an after-tax basis) the amount an active employee pays for such coverage, and Interface paying the remainder of such cost of coverage. If COBRA ends before Hendrix becomes covered by Medicare, Interface will either (A) allow Executive and his spouse to continue on Interface’s group medical benefits (as if they were still covered by COBRA), or (B) to the extent permitted by law, provide Hendrix and his spouse with a fully-insured individual insurance policy, with either of such coverages to extend (i) for Hendrix, until he becomes eligible for Medicare; and (ii) for Hendrix’s spouse, until she becomes eligible for Medicare. For either type of post-COBRA coverage, Hendrix will pay (on an after-tax basis) the amount an active employee would pay for similar coverage on an after-tax basis, and Interface will pay the remainder of the cost of that coverage. For continued, post-COBRA coverage under the Interface self-insured group medical plan, Interface will report the total amount of its payments as taxable income on Hendrix’s Form W-2. For coverage under the individual medical insurance policy covering Executive and his spouse, the amount paid by Interface will be on a tax-free basis. However, in the event the tax or other laws change such that these payments and benefits, if continued or taxed in the above manner or under then current law, would have a materially adverse impact on Interface or Hendrix, Interface may determine alternative means to tax or provide continued coverage for Hendrix and his spouse during the period the benefits provided above would have been in effect.

(f)           Non-Medical Group Welfare Plan. Hendrix and his spouse will also remain eligible to participate in the health and welfare plans (other than the group medical plan, which is addressed in subsection (e) above) maintained by Interface for its active employees generally, all in accordance with and subject to the terms and conditions of such plans.

(g)         Salary Continuation Agreement. As Hendrix’s anticipated level of service will decrease as of the Effective Date to 49% or less of the Average Trailing 36-Month Level, he will have a “separation from service” as such term is defined, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), in the Salary Continuation Agreement between Hendrix and Interface (the “SCA”). Pursuant to the terms of the SCA, which shall remain in effect until all vested amounts are paid under the terms of the SCA to Hendrix or his beneficiary, his payments under that agreement will commence upon the first day of the calendar month following the 6-month anniversary of the Effective Date.

(h)          Split Dollar Insurance Agreement. As Hendrix’s anticipated level of service will remain as of the Effective Date above 20% of the Average Trailing 36-Month Level, he will not have a “separation from service” as such term is defined, for purposes of Code Section 409A, in the Split Dollar Insurance Agreement between Hendrix and Interface (the “Split Dollar Agreement”), such that such agreement shall continue in effect after the Effective Date and until such agreement terminates pursuant to its terms following Hendrix’s separation from service under that agreement.

(i)           Nonqualified Savings Plans. As Hendrix will continue as an employee of Interface and his anticipated level of service will remain as of the Effective Date above 20% of the Average Trailing 36-Month Level, he will not have a termination of employment for purposes of the Nonqualified Savings Plan I nor will he have a “separation from service” as such term is defined, for purposes of Code Section 409A, in the Nonqualified Savings Plan II. Therefore, his participation in those plans will continue, subject to the terms of such plans.

(j)          Vacations and Holidays. Hendrix will be entitled to vacation (a minimum of 5 weeks per year), other paid or unpaid time off, leaves of absence, and holidays, as may be provided in accordance with Interface’s policies for other administrative coworkers or as the Board otherwise may approve.

(k)         Business Expenses. Hendrix will have a right to be promptly reimbursed for his reasonable and appropriate business expenses that he actually incurs in connection with the performance of his duties and responsibilities under this Agreement in accordance with Interface’s expense reimbursement policies and procedures applicable to executive officer employees. In any event, expense reimbursements hereunder will be paid within 30 days after Hendrix submits evidence of such reimbursable expense(s) to Interface.

5.            Termination. Hendrix’s employment with Interface may be terminated as follows:

(a)           Voluntary Termination Without Good Reason.

(i)          Termination. Hendrix may voluntarily terminate his employment hereunder without Good Reason (as defined below) at any time during the Term, effective as of the end of the 90-day period beginning on the date Hendrix provides Interface with a signed, written notice of his termination; provided, in its sole discretion Interface may accept such resignation effective as of an earlier date, and pay in lieu of waiting for passage of the 90-day notice period, pay Hendrix the Annual Base Salary that would have been paid to him if he had remained employed through the end of such 90-day notice period. The date of Hendrix’s termination of employment as an employee of Interface, which results in a separation from service (within the general meaning of Code Section 409A), is hereinafter referred to as his “Termination Date.”

(ii)          Payments and Benefits. If Hendrix voluntarily terminates his employment hereunder without Good Reason and this termination results in Hendrix having a Separation from Service, Interface will pay to Hendrix only (A) his Annual Base Salary earned through the Termination Date, and (B) to the extent provided under the terms of any benefit plan, the vested portion of any benefit under such plan earned through the Termination Date. Hendrix’s right to unvested and vested equity awards, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreements.

(b)           Voluntary Termination With Good Reason.

(i)            Termination. Hendrix may voluntarily terminate his employment hereunder with Good Reason (as defined below) at any time during the Term, effective as of the end of the 30-day period beginning on the date he provides Interface with a signed, written notice of his termination; provided, in its sole discretion Interface may accept such resignation effective as of an earlier date and, in lieu of waiting for passage of the 30-day notice period, pay Hendrix the Annual Base Salary that would have been paid to him if he had remained employed through the end of such 30-day notice period.

(ii)          “Good Reason”. For purposes of this Agreement, the phrase “Good Reason” means any of the following conditions, which remains uncured after the expiration of 30 days following the delivery of written notice of such condition to Interface by Hendrix, with respect to which he terminates employment within 12 months after the initial existence of the condition, to the extent there is a material negative change in Hendrix’s employment relationship with Interface: (A) a material breach of the terms of this Agreement by Interface; (B) the Board appointing someone other than Hendrix to serve as Chairman of the Board other than for Just Cause (as defined below); (C) Interface materially reducing Hendrix’s rate of Annual Base Salary below the level in effect immediately before such reduction; (D) Interface materially reducing the level of employee benefits and perquisites below the level provided for by the terms of Sections 4, other than as a result of an amendment or termination that is applicable to all Interface coworkers or officers; (E) a relocation of Hendrix’s principal office from Atlanta, Georgia, without Hendrix’s consent; or (F) Hendrix ceasing to be a member of the Board, due to resignation or otherwise, as a result of failing to receive a majority of the votes cast in any shareholder meeting in which directors are elected.

(iii)          Payments and Benefits. If Hendrix voluntarily terminates his employment hereunder with Good Reason before the end of the Term resulting in a Separation from Service, Hendrix will be entitled to receive the following compensation and benefits:

(A)     An amount equal to the total amount of the remaining payments that would be due to him if the Term ended on November 6, 2019 (i.e., the originally scheduled end of Term date) with such amount being paid upon the 60th day following the date of his Separation from Service;

(B)     The continued group medical plan coverage for Hendrix and his spouse as set forth in Section 4(e);

(C)    All other amounts and benefits to which Hendrix may be entitled as of the Termination Date under Interface’s employee benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements; and

(D)     Hendrix’s right to unvested and vested equity awards, if any, due under the governing terms and conditions of the appropriate equity plan and the underlying award agreements.

Notwithstanding the foregoing, Interface’s obligation to pay the amounts described in subsections (A), (B) and (D) hereof is expressly conditioned on both (i) Hendrix’s compliance with the terms of the restrictive covenants set forth in Sections 6, 7, 8, and 9, and (ii) with respect to all payments to be made 60 or more days after Hendrix’s Separation from Service, Hendrix entering into, and not revoking during any time period during which revocation is permitted, a release in favor of Interface, in such form and terms as Interface may reasonably determine. If Hendrix fails to enter into such a release on or before the date on which any such payment is to be made, Hendrix shall permanently forfeit his right to such payment.

(c)          Termination Without Just Cause.

(i)         Termination. Interface, in its sole discretion, may terminate Hendrix’s employment hereunder without Just Cause (as defined below), at any time by giving Hendrix 5 days’ prior written notice of Interface’s intent to terminate Hendrix’s employment as of a specified date.

(ii)         Payments and Benefits. If Interface terminates Hendrix’s employment hereunder without Just Cause before the end of the Term and this termination results in Hendrix having a Separation from Service, Hendrix will be entitled to receive the same compensation and benefits described in Section 5(b)(iii) above, subject to the same conditions set forth in the paragraph immediately following said section.

(d)         Termination With Just Cause.

(i)          Termination. Interface may immediately terminate Hendrix’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Hendrix.

(ii)          “Just Cause.” For purposes of this Agreement, the phrase “Just Cause” means that, in the sole discretion of the Board, any of the following have occurred or exist: (A) Hendrix’s fraud, dishonesty, gross negligence, or willful misconduct, with respect to Interface’s business affairs (including its subsidiaries and affiliated companies); (B) Hendrix’s refusal or repeated failure to follow Interface’s established lawful policies applicable to persons occupying the same or similar positions; (C) Hendrix’s material breach of this Agreement; or (D) Hendrix’s conviction of a felony or other crime involving moral turpitude. A termination of Hendrix for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect 30 days after Hendrix receives from Interface written notice of its intent to terminate his employment and Interface’s description of the alleged cause, unless he, in the opinion of the Board, during such 30-day period, makes significant progress toward remedying (and as soon as practicable thereafter, substantially completes the remedy of) the events or circumstances constituting Just Cause; provided, a termination of Hendrix for Just Cause based on clause (D) of the preceding sentence will take effect immediately upon the giving of written notice of termination for Cause due to such clause if the Board shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

(iii)         Payments and Benefits. If Interface terminates Hendrix’s employment hereunder with Just Cause before the end of the Term and this termination results in Hendrix having a Separation from Service, Hendrix will be entitled to receive the same compensation and benefits described in Section 5(a)(ii) above.

(e)           Termination Due to Death or Disability.

(i)           Death. Hendrix’s employment with Interface will end upon his death.

(ii)          Disability. If Hendrix becomes Disabled, Interface may terminate his employment under this Agreement upon giving him or his legal representative written notice at least 30 days before the termination date. Hendrix agrees that he will submit to examinations by such practicing medical doctors selected by the Board upon receipt of written request from the Board to do so. For purposes of this Agreement, “Disabled” means that Hendrix has become eligible for disability benefits under any Interface plan or program providing long-term disability benefits to its officers or employees.

(iii)      Payments and Benefits. If Hendrix’s employment hereunder is terminated due to his death or disability (as described in this subsection), Interface will pay to Hendrix only (A) his Annual Base Salary earned through the Termination Date, (B) the continued medical coverage as provided in Section 4(e) above for himself and his spouse, (C) to the extent provided under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan or this Agreement earned through the Termination Date, and (D) the amounts provided under any group death or disability coverage in which Hendrix participates, as applicable. Hendrix’s right to equity awards, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreements.

6.            Confidential and Proprietary Information.

(a)          Access. Hendrix acknowledges that, prior to, and during the term of his employment hereunder, he has been, and will be, privy to confidential and proprietary information of Interface.

(b)        Nondisclosure. Hendrix agrees to not disclose to any third party, without the prior written consent of the Board or unless necessary to perform his duties and responsibilities hereunder, the trade secrets, proprietary information, marketing strategies, business strategies, business plans, pricing data, legal analyses, financial information, insurance information, customer lists, customer information, creditor files, processes, policies, procedures, research, lists, methodologies, specifications, software, software code, computer systems, software and hardware architecture and specifications, customer information systems, point of sale systems, management information systems, software design and development plans and materials, computer information control and security plans and systems, intellectual property, contracts, business records, technical expertise and know-how, and other confidential and proprietary information and trade secrets of Interface (collectively, the “Property”), which have been or will be provided to Hendrix by Interface and are confidential and proprietary property of Interface. Hendrix further agrees not to use any Property to his personal benefit or the benefit of any third party. Hendrix also agrees to return to Interface all such Property that is tangible upon the Exit Date (as defined below). Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Hendrix without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this Section are in addition to, and not in lieu of, any rights or remedies Interface may have available pursuant to the laws of the State of Georgia to prevent the disclosure of trade secrets and proprietary information.

(c)          Nondisclosure Period. Hendrix’s obligations under the nondisclosure provisions in this Section 6 (i) will apply to confidential information that does not constitute trade secrets during the Term and for a period of 24 months following the Exit Date and (ii) will apply to trade secrets until such Property no longer constitutes trade secrets. As used in this Agreement, the term “Exit Date” shall be the later to occur of (A) the Termination Date, or (B) the date Hendrix ceases to be a member of the Board.

7.           Non-Solicitation of Employees and Agents. Hendrix agrees that, during the Term and for the 24-month period following the Exit Date, he will not, directly or indirectly, solicit, recruit or induce any employee, officer, agent or independent contractor of Interface to terminate such party’s engagement with Interface so as to work for any person or business; provided, the restrictions set forth in this Section will only apply to employees, officers, agents or independent contractors, who were employed or engaged by Interface within the 12-month period ending on the Exit Date.

8.           Covenant Against Competition. Hendrix will not at any time during the Term, other than in performance of his duties for Interface, and for the 24-month period following the Exit Date, on his own behalf, or on behalf of any other person or entity, compete with Interface by providing management or consulting services, similar to those Hendrix provided to Interface with respect to any products or services similar to those offered or under development by Interface (collectively “Interface Products and Services”) anywhere within the Territory at any time during the 24-month period ending on the Exit Date. For purposes of this Agreement, the term “Territory” will mean any territory in which Interface offers its services or products at any time during the 24-month period ending on the Exit Date.

9.            Nonsolicitation of Customers and Clients. Hendrix will not at any time during the Term, other than in performance of his duties for Interface, and for a period of 24 months after the Exit Date, on Hendrix’s own behalf or on behalf of any other person or entity, solicit, initiate contact with, call upon, initiate communication with or attempt to initiate communication with any customer or client of Interface or any representative of any customer or client of Interface, with a view to providing products and services that are similar to the Interface Products and Services to such clients or customers; provided, the restrictions set forth in this Section that are applicable after the end of the Term will apply only to customers or clients of Interface with whom Hendrix had material contact within the 24-month period ending on the Exit Date.

10.        Nonsolicitation of Suppliers. During employment with Interface and for 24 years after the Exit Date, Hendrix will not solicit any supplier for the purpose of obtaining goods or services that Interface obtained from that supplier and that are used in or relate to any Interface Products and Services; provided the restrictions set forth in this Section that are applicable after the Exit Date will apply only to suppliers with which Hendrix had contact within the 24-month period ending on the Exit Date and about which Executive had confidential information.

11.          Disparagement. Hendrix shall not at any time make false or misleading statements about Interface, including the Interface Products and Services, or its management, employees, customers or suppliers.

12.          Work For Hire Acknowledgment; Assignment. Hendrix acknowledges that Hendrix’s work on and contributions to documents, programs and other expressions in any tangible medium (collectively, “Works”) are within the scope of Hendrix’s employment and part of Hendrix’s duties and responsibilities. Hendrix’s work on and contributions to the Works will be rendered and made by Hendrix for, at the instigation of, and under the overall direction of, Interface, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. Without limiting this acknowledgement, Hendrix assigns, grants, and delivers exclusively to Interface all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Hendrix will execute and deliver to Interface, its successors and assigns, any assignments and documents Interface requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works; and Hendrix constitutes and appoints Interface as Hendrix’s agent to execute and deliver any assignments or related documents Hendrix fails or refuses promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

13.          Inventions, Ideas and Patents. Hendrix shall disclose promptly to Interface (which shall receive it in confidence), and only to Interface, any invention or idea of Hendrix (developed alone or with others) conceived or made during Hendrix’s service with Interface within 6 months after the Exit Date. Hendrix assigns to Interface any such invention or idea in any way connected with Hendrix’s service with Interface or related to Interface’s business, research or development, or demonstrably anticipated research or development, and will cooperate with Interface and sign all documents deemed necessary by Interface to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm Interface’s exclusive ownership of all rights in such inventions, ideas and patents. Hendrix irrevocably appoints Interface as Hendrix’s agent to execute and deliver any assignments or related documents Hendrix fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes Interface’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Interface was used and which was developed entirely on Hendrix’s own time, unless (i) the invention relates (A) directly to the business of Interface or (B) to Interface’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Hendrix for Interface.

14.          Enforcement of Restrictive Covenants.

(a)          Severability. Hendrix acknowledges and agrees that the non-competition, non-solicitation, non-disclosure and other restrictive covenants contained herein (collectively, the “Covenants”) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of Interface. Hendrix expressly agrees and consents that, and represents and warrants to Interface that, the Covenants will not prevent or unreasonably restrict or interfere with his ability to make a fair living after the end of the Term. The parties agree that the invalidity or unenforceability of any one or more of the Covenants, or any part thereof, will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In case any one or more of the Covenants contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable Covenant had never been contained herein, and specifically, the parties hereto agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any Covenant is invalid, unenforceable or excessively restrictive, the parties agree to request such court to rewrite such Covenant in order to make such Covenant legal, enforceable and acceptable to such court to the maximum extent permissible under the law actually applied to determine the validity, legality, enforceability or reasonableness of any such Covenant. The parties agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

(b)          Injunctive Relief. Hendrix hereby agrees that any remedy at law for any breach of the provisions contained in Sections 6, 7, 8 or 9 will be inadequate and that Interface will be entitled to apply for injunctive relief in addition to any other remedy Interface might have under this Agreement.

(c)         Claim for Damages. Hendrix acknowledges that, in addition to seeking injunctive relief, Interface may bring a cause of action against him for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by Interface and arising out of or due to any breach of any covenant or agreement of Hendrix contained in Sections 6, 7, 8 or 9. In addition, either party may bring an action against the other for breach of any other provision of this Agreement.

(d)         Survival. Sections 6, 7, 8, 9 and this Section 10, to the extent applicable, will survive the termination of the Term. In addition, the termination of this Agreement or the Term will not terminate any other obligations or rights that, by the specific terms of this Agreement, extend beyond such termination.

15.          Miscellaneous.

(a)           Assignment. This Agreement is for the personal services of Hendrix, and the rights and obligations of Hendrix under this Agreement are not assignable or delegable in whole or in part by Hendrix or Interface without the prior written consent of the other party.

(b)           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(c)           Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.

(d)          Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Interface and Hendrix.

(e)          Policies, Procedures and Statements. Hendrix acknowledges that, from time to time, Interface may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Interface may make written or oral statements relating to personnel policies and procedures. No policies, procedures or statements of any nature by or on behalf of Interface (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature will be construed to modify this Agreement.

(f)          Governing Law. The laws of the State of Georgia will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. Interface and Hendrix agree that the state and federal courts situated in Fulton County, Georgia will have personal jurisdiction over Interface and Hendrix to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Fulton County, Georgia, and Hendrix is a resident of said county; and, as such, Interface and Hendrix agree that venue will be proper with the state or federal courts in Fulton County, Georgia to hear such disputes. In the event either Interface or Hendrix is not able to effect service of process upon the other with respect to such disputes, Interface and Hendrix expressly agree that the Secretary of State for the State of Georgia will be an agent of Interface and/or Hendrix to receive service of process on behalf of Interface and/or Hendrix with respect to such disputes.

(g)          Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A by providing for payments that are either exempt from the requirements of Code Section 409A or in compliance by being payable under a fixed schedule. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Any payments made under this Agreement that would be considered payments of deferred compensation subject to Code Section 409A made upon a separation from service, shall, to the extent required by Code Section 409A, in no event be made or commence until 6 months after Hendrix’s Separation from Service, and any payments due during such period shall be withheld and paid at the end of such period. To the extent that any payments made or benefits provided pursuant to this Agreement are reimbursements or in-kind payments, to the extent necessary to comply with Code Section 409A, the amount of such payments or benefits during any calendar year shall not affect the amounts or benefits provided in any other calendar year, the payment date shall in no event be later than the last day of the calendar year immediately following the calendar year in which an expense was incurred, and the right to any such payments or benefits shall not be subject to liquidation or exchange for another payment or benefit. Notwithstanding the foregoing, Interface shall not be liable to Hendrix or any other person if the Internal Revenue Service or any court determines for any reason that any payments under this Agreement are subject to taxes or penalties under Code Section 409A.

(h)          No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under, or by reason of, this Agreement.

(i)          Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally or sent by certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

(i)            To Hendrix:

Daniel T. Hendrix

3590 Ranier Drive, NW

Atlanta, Georgia 30327

(ii)           To Interface:

Interface, Inc.

2859 Paces Ferry Road

                                Suite 2000

Atlanta, Georgia 30339

Attention: General Counsel

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), or (ii) on the third business day after it is mailed by certified mail.

(j)          Binding Effect. This Agreement will be for the benefit of, and will be binding upon, Interface and Hendrix and their respective heirs, personal representatives, legal representatives, successors and assigns.

(k)       Severability. Without limiting the provisions of Section 10(a) above, if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision is not a part hereof, and the remaining provisions hereof shall remain in full force and effect; and in lieu of any illegal, invalid or unenforceable provision herein, there shall be added automatically as a part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l)          Costs of Enforcement. If any party hereto brings an action to enforce the provisions of this Agreement, the prevailing party in such action may recover its reasonable attorneys’ fees and costs, through and including any and all appeals, from the other party. Any such reimbursement payment must be made as soon as possible but in any event by the end of the calendar year following the calendar year in which such fees and costs were incurred. The amount of such reimbursements during any calendar year will not affect the reimbursements provided in any other calendar year, and the right to any such amounts shall not be subject to liquidation or exchange for another benefit.

(m)        Prior Agreements. The 2008 Agreement and all prior agreements (the “Prior Agreements”) among the parties with respect to the employment of Hendrix shall end and be of no further effect, and no party hereto shall have any further rights or obligations with respect to the employment of Hendrix under the Prior Agreements after said date. For clarification, any compensation or benefit plans, agreements or arrangements that provide benefits and/or compensation for Hendrix and for which Hendrix remains eligible pursuant to the terms of such plans, agreements or arrangements or this Agreement (for example, Hendrix’s outstanding equity awards and the agreements for such awards, the SCA, the Split Dollar Agreement, the Nonqualified Savings Plan I and Hendrix’s interests thereunder, and the Nonqualified Savings Plan II and Hendrix’s interests thereunder) shall remain in effect pursuant to the operative terms thereof.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date set forth next to its/his signature line.

INTERFACE, INC.

March 31, 2017	By:	/s/ Kathleen R. Owen
Date		Kathleen R. Owen, Vice President

/s/ David B. Foshee
David B. Foshee, Vice President

March 31, 2017		/s/ Daniel T. Hendrix
Date		Daniel T. Hendrix